UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell,
Massachusetts	02061-9149
(Address of principal executive	(Zip Code)
offices)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 17, 2012, Clean Harbors, Inc. (the “Company”) entered into a purchase agreement dated July 17, 2012 (the “note purchase agreement”), between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. (the “initial purchaser”). Pursuant to the note purchase agreement, the initial purchaser has agreed to purchase, and the Company has agreed to issue and sell, $800.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “new notes”), which the initial purchaser has agreed to purchase for purposes of resale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Under the purchase agreement, the new notes are priced for purposes of such resale at 100.0% of the aggregate principal amount.  The purchase and sale of the new notes is expected to close on or about July 30, 2012, subject to customary closing conditions.  The Company intends to use a portion of the net proceeds of the offering to purchase any and all of its $490.0 million aggregate principal amount of outstanding 7.625 % senior secured notes due 2016 (the “2016 notes”) which are accepted for purchase in the tender offer and consent solicitation for such notes which the Company commenced on July 16, 2012, and to redeem any remaining 2016 notes which are not tendered in the tender offer.  The Company intends to use the remaining net proceeds from the offering to finance potential future acquisitions and for general corporate purposes.

The note purchase agreement contains warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company and the guarantors have agreed to indemnify the initial purchaser against certain liabilities arising from the transactions under the note purchase agreement, including liabilities under the federal securities laws. The note purchase agreement also contains customary contribution provisions. The description of the note purchase agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.1 to this report.

The initial purchaser and its affiliates have from time to time provided various investment and commercial banking and financial advisory services to the Company and its affiliates for which they have received customary fees and commissions, and the initial purchaser and its affiliates may provide such services to the Company and its affiliates from time to time in the future, for which they would expect to receive customary fees and commissions. In addition, the initial purchaser is acting as dealer manager and solicitation agent for the tender offer and consent solicitation for the Company’s outstanding 2016 notes, for which the initial purchaser will be entitled to receive a customary fee and expense reimbursement.

Item 8.01	Other Events.

On July 17, 2012, the Company announced the pricing of the $800 million aggregate principal amount of new notes described above.  Pursuant to Rule 135c under the Securities Act, the Company is filing herewith the press release issued July 17, 2012 as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Purchase Agreement dated July 17, 2012 between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co.

99.1	Press release issued July 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

July 18, 2012	/s/ James M. Rutledge
Vice Chairman and
Chief Financial Officer